Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FIRST QUARTER FINANCIAL AND

OPERATING RESULTS

Increased diluted earnings per share in the first quarter of 2017 by 200% to $0.36 from $0.12 in the prior year quarter

Declared quarterly dividend of $0.11 per share

Las Vegas, Nevada, April 27, 2017 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended March 31, 2017.

“MGM Resorts had a strong start to the year, as evidenced by our first quarter diluted earnings per share which tripled last year’s results, double digit same-store Adjusted Property EBITDA growth at our domestic resorts, record results at CityCenter and solid performance at MGM China. MGM National Harbor and Borgata, our newest additions on the East Coast, are leading their respective markets, and we continue to work toward expanding our footprint in Macau with the opening of MGM Cotai later this year,” said Jim Murren, Chairman & CEO of MGM Resorts. “Every year, we take steps to further this Company as an innovative market leader positioned for operational strength, financial flexibility, and prudent growth. We remain focused on building upon this effort as we continue to execute on our strategies to profitably grow our Company and return value to our shareholders.”

Financial Highlights:

•	Diluted earnings per share for the first quarter of 2017 increased 200% to $0.36, compared to $0.12 in the prior year quarter;
•

Net revenues increase of 29% over the prior year quarter at the Company’s domestic resorts to $2.1 billion, and a 6% increase on a same-store basis, excluding contributions from Borgata and MGM National Harbor;

•	REVPAR(1) growth of 8.6% over the prior year quarter at the Company’s Las Vegas Strip resorts;
•	Operating income of $477 million at the Company’s domestic resorts, a 31% increase over the prior year quarter;
•	Net income attributable to MGM Resorts of $207 million, compared to $67 million in the prior year quarter;
•	Adjusted Property EBITDA(2) growth of 34% over the prior year quarter to $648 million at the Company’s domestic resorts, and a 15% increase on a same-store basis;
•	Same-store operating margin of 25.0% in the current quarter at the Company’s domestic resorts, an increase of 245 basis points compared to the prior year quarter;
•	Same-store Adjusted Property EBITDA margin of 32.5% at the Company’s domestic resorts, an increase of 257 basis points compared to the prior year quarter;
•	MGM China operating income of $73 million compared to $47 million in the prior year quarter, and Adjusted EBITDA of $143 million, a 25% increase compared to the prior year quarter; and
•	CityCenter operating income of $57 million and Adjusted EBITDA of $111 million, a 22% increase in Adjusted EBITDA compared to the prior year quarter.

Strategic Highlights:

•	Distributed $63 million related to the previously announced quarterly dividend of $0.11 per share;
•	On track to completing Profit Growth Plan goal of $400 million Adjusted EBITDA contribution to the Company’s domestic resorts and 50% share of CityCenter results by the second quarter of 2017;
•	CityCenter completed a $1.725 billion refinancing of its senior credit facilities, which consisted of an upsized $1.6 billion term loan and an upsized $125 million revolving credit facility;

•

In April 2017, CityCenter paid a $600 million dividend, consisting of a $350 million dividend using proceeds from the upsized senior credit facilities and a $250 million dividend from cash on hand, of which $78 million was part of its annual dividend policy. MGM Resorts received its 50% share, or $300 million; and

•	Improved MGP’s Operating Partnership’s term loan B facility pricing to LIBOR plus 2.25%, a 25 basis point decrease from the prior pricing level.

Certain Items Affecting First Quarter Results

The following table lists certain other items that affect the comparability of the current and prior year quarterly results (approximate EPS impact shown, net of tax, per share; negative amounts represent charges to income):

Three months ended March 31,	2017	2016

Preopening and start-up expenses	$(0.02)	$(0.02)
Property transactions, net	—	(0.01)
Income from unconsolidated affiliates:
Crystals related property transaction, net	—	(0.01)

Domestic Resorts

Casino revenue for the first quarter of 2017 increased 50% compared to the prior year quarter, due primarily to the acquisition of Borgata Hotel Casino and Spa (“Borgata”), the MGM National Harbor opening on December 8, 2016, and an increase in both table games and slots revenue. Casino revenue increased 4% on a same-store basis compared to the prior year quarter. Table games revenues increased 7% on a same-store basis and slots revenue increased 2% on a same-store basis compared to the prior year quarter.

The following table shows key gaming statistics for the Company’s Las Vegas Strip resorts:

Three months ended March 31,	2017	2016

	(Dollars in millions)
Table Games Drop	$993	$972
Table Games Win %	25.2%	23.7%
Slot Handle	$3,003	$3,001
Slot Hold %	8.6%	8.4%

Domestic resorts rooms revenue increased 15% compared to the prior year quarter. On a same-store basis, rooms revenue increased 8% compared to the prior year quarter. Las Vegas Strip REVPAR increased 8.6%.

The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

Three months ended March 31,	2017	2016

Occupancy %	91%	91%
Average Daily Rate (ADR)	$176	$ 162
Revenue per Available Room (REVPAR)	$161	$ 148

Operating income at the Company’s domestic resorts was $477 million for the first quarter of 2017 compared to $365 million in the prior year quarter. Domestic resorts Adjusted Property EBITDA increased 34% to $648 million in the first quarter of 2017 and was positively impacted by $59 million of Adjusted Property EBITDA from Borgata and $32 million of Adjusted Property EBITDA from MGM National Harbor. Same-store Adjusted Property EBITDA increased 15% compared to the prior year quarter.

Mr. Murren added, “The Company’s high operating efficiencies, a robust event calendar, and modestly favorable table games hold helped drive a very strong first quarter in Las Vegas contributing to 33% Adjusted Property EBITDA margins at our Strip resorts. As we look to the second quarter, our underlying business remains strong, although we face a challenging comparison due to the Easter holiday shifting back into April as well as favorable second quarter 2016 table games hold. Based on these factors, we anticipate gaming revenues to be lower and our non-gaming revenues to be up year over year. We expect to grow Strip REVPAR by 1.5% to 2.5%. Despite the difficult table games hold comparison, we believe our Adjusted Property EBITDA margins will remain essentially flat at our Las Vegas Strip resorts, compared to the prior year quarter.”

Corporate Expense

Corporate expense was $73 million in the first quarter of 2017, an increase of $2 million compared to the prior year quarter. The current year quarter included $2 million related to MGM Growth Properties LLC (“MGP”) and $3 million in additional stock compensation costs. The prior year quarter included costs incurred to implement initiatives related to the Profit Growth Plan and costs associated with the initial public offering of MGP totaling $14 million.

MGM China

Key first quarter results for MGM China include:

•	Net revenues of $502 million, a 7% increase compared to the prior year quarter;
•	Main floor table games revenue increased 17% due to an increase in hold percentage to 22.2% in the current year quarter, from 18.0% in the prior year quarter;
•	VIP table games revenue decreased 5% due to a 16% decrease in turnover partially offset by an increase in hold percentage to 3.4% in the current year quarter, from 3.0% in the prior year quarter;
•	Operating income was $73 million compared to $47 million in the prior year quarter;
•

Adjusted EBITDA increased 25% to $143 million, compared to $114 million in the prior year quarter, including $9 million of license fee expense in the current year quarter and $8 million in the prior year quarter; and

•	Operating margin was 14.6% in the current year quarter, and Adjusted EBITDA margin was 28.5%, an increase of 413 basis points compared to the prior year quarter.

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of income from unconsolidated affiliates:

Three months ended March 31,	2017	2016

	(In thousands)
CityCenter	$37,319	$(9,149)
Borgata	—	19,550
Other	2,384	4,301

	$39,703	$14,702

Our share of CityCenter Holdings, LLC (“CityCenter”) operating results for the first quarter of 2017, including certain basis difference adjustments, was $37 million. Our share of CityCenter’s operating income in the prior year quarter was negatively impacted by $31 million due to accelerated depreciation associated with the April 2016 closure of the Zarkana theatre and $9 million due to a charge related to the sale of Crystals.

Key first quarter results for CityCenter include the following (see schedules accompanying this release for further detail on CityCenter’s first quarter results):

•

Net revenues from resort operations were $326 million, an 8% increase compared to the prior year quarter, due primarily to an increase in casino, rooms, and food and beverage revenues partially offset by a decrease in entertainment revenue as the Zarkana show closed on April 30, 2016;

•

Operating income from resorts operations was $58 million, compared to an operating loss of $27 million in the prior year quarter which included $61 million of accelerated depreciation related to the Zarkana theatre and an $18 million charge associated with the Crystals sale;

•	Adjusted EBITDA from resort operations was $112 million, a 22% increase compared to the prior year quarter;
•	Aria’s table games volume decreased 5% and table games hold percentage was 25.6%, compared to 23.8% in the prior year quarter;
•	REVPAR at Aria increased 9.1% compared to the prior year quarter to $251; and
•	Vdara reported REVPAR of $202 in the current year quarter, and Adjusted EBITDA increased 22% to $11 million compared to the prior year quarter.

On August 1, 2016 the Company completed the previously announced acquisition of Boyd Gaming Corporation’s interest in Borgata, at which time the entity operating Borgata became a consolidated subsidiary of the Company and the real estate assets associated with Borgata were contributed to MGP. Prior to the acquisition, the Company held a 50% interest in Borgata, which was accounted for under the equity method.

MGM Growth Properties

During the first quarter of 2017, MGP recorded rent income of $163 million and MGM Growth Properties Operating Partnership LP (the “Operating Partnership”) paid distributions of $72 million to the Company. On March 15, 2017, MGP’s Board of Directors declared a quarterly dividend of $0.3875 per Class A share totaling $22 million, which was paid on April 13, 2017 to holders of record on March 31, 2017. The Company concurrently received a $72 million distribution attributable to its ownership of Operating Partnership units.

MGM Resorts Dividend

The Company’s Board of Directors approved a quarterly dividend on April 26, 2017. The dividend of $0.11 per share will be payable on June 15, 2017 to stockholders of record at the close of business on June 9, 2017, and will equate to approximately $63 million in aggregate.

Financial Position

The Company’s cash balance at March 31, 2017 was $1.4 billion, which included $465 million at MGM China and $368 million at MGP. At March 31, 2017, the Company had $13.2 billion of principal amount of indebtedness outstanding, including $297 million outstanding under its $1.5 billion senior secured credit facility, $2.1 billion outstanding under the $2.7 billion Operating Partnership senior credit facility, $2.0 billion outstanding under the $3.0 billion MGM China credit facility, and $450 million outstanding under the $525 million MGM National Harbor credit facility.

“Our commitment to enhancing our financial position continues into 2017 as evidenced by the $300 million distribution from CityCenter and further deleveraging of the MGM Resorts balance sheet,” said Dan D’Arrigo, Executive Vice President and Chief Financial Officer of MGM Resorts. “We continue to focus on maximizing our cash flows and improving our capital structure, while supporting a disciplined approach to capital allocation and ultimately returning MGM Resorts to investment grade.”

Conference Call Details

MGM Resorts will host a conference call at 11:00 a.m. Eastern Time today which will include a brief discussion of these results followed by a question and answer period. The call will be accessible via the Internet through www.mgmresorts.com under the Investors section or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 4326037. A replay of the call will be available through Thursday, May 4, 2017. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10103917. The call will be archived at www.mgmresorts.com. In addition, MGM Resorts will post supplemental slides today on its website at www.mgmresorts.investorroom.com for reference during the earnings call.

1            REVPAR is hotel revenue per available room.

2            “Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, goodwill impairment charges, and property transactions, net. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate expense and stock compensation expense related to the MGM Resorts and MGP stock compensation plans, which are not allocated to each property. MGM China recognizes stock compensation expense related to its stock compensation plan which is included in the calculation of Adjusted EBITDA for MGM China. “Same-store Adjusted Property EBITDA” is Adjusted Property EBITDA related to operating resorts which were consolidated by the Company for both the entire current and prior year periods presented. Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.

Management believes that while items excluded from Adjusted EBITDA, Adjusted Property EBITDA, and Same-store Adjusted Property EBITDA may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period.

In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA and Same-store Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.

Adjusted EBITDA, Adjusted Property EBITDA and Same-store Adjusted Property EBITDA should not be construed as alternatives to operating income or net income, as indicators of our performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA, Adjusted Property EBITDA or Same-store Adjusted Property EBITDA. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA, Adjusted Property EBITDA or Same-store Adjusted Property EBITDA information may calculate Adjusted EBITDA, Adjusted Property EBITDA or Same-store Adjusted Property EBITDA in a different manner.

Reconciliations of GAAP net income (loss) to Adjusted EBITDA and GAAP operating income (loss) to Adjusted Property EBITDA and Same-store Adjusted Property EBITDA are included in the financial schedules in this release.

The Company does not provide reconciliations of Adjusted EBITDA, Adjusted Property EBITDA or Same-store Adjusted Property EBITDA to net income on a forward-looking basis because the Company is unable to forecast the amount or significance of certain items required to develop meaningful comparable GAAP financial measures without unreasonable efforts. These items include gains or losses on sale or consolidation transactions, accelerated depreciation, impairment charges, gains or losses on retirement of debt and variations in effective tax rate, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from the Company’s calculations of Adjusted EBITDA, Adjusted Property EBITDA and Same-store Adjusted Property EBITDA.

*    *    *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is one of the world’s leading global hospitality companies, operating a portfolio of destination resort brands including Bellagio, MGM Grand, Mandalay Bay and The Mirage. The Company opened MGM National Harbor in Maryland on December 8, 2016, and is in the process of developing MGM Springfield in Massachusetts. MGM Resorts controls and holds a 76 percent economic interest in the operating partnership of MGM Growth Properties LLC (NYSE: MGP), a premier triple-net lease real estate investment trust engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts. The Company also owns 56 percent of MGM China Holdings Limited (SEHK: 2282), which owns MGM MACAU and is developing MGM COTAI, and 50 percent of CityCenter in Las Vegas, which features ARIA Resort & Casino. MGM Resorts is named among FORTUNE® Magazine’s 2017 list of World’s Most Admired Companies®. For more information about MGM Resorts International, visit the Company’s website at www.mgmresorts.com.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company’s public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding future results and the Company’s financial outlook (including REVPAR and other guidance), the payment of any future cash dividends on the Company’s common stock, the Company’s ability to generate future cash flow growth and to execute on future development and other projects (including the opening of MGM Cotai later this year) and the Company’s ability to execute its strategic plan and improve its financial flexibility. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community	News Media
CATHERINE PARK	GORDON ABSHER
Executive Director of Investor Relations	Vice President of Corporate Communications
(702) 693-8711 or cpark@mgmresorts.com	(702) 692-6767 or gabsher@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Revenues:
Casino	$1,505,389	$1,134,356
Rooms	562,267	489,486
Food and beverage	444,469	377,105
Entertainment	130,347	118,326
Retail	47,976	45,473
Other	140,575	117,525
Reimbursed costs	100,215	101,049

	2,931,238	2,383,320
Less: Promotional allowances	(223,059)	(173,634)

	2,708,179	2,209,686

Expenses:
Casino	804,595	640,569
Rooms	154,836	144,742
Food and beverage	249,845	221,296
Entertainment	99,939	92,288
Retail	23,108	22,001
Other	89,624	79,768
Reimbursed costs	100,215	101,049
General and administrative	388,835	308,543
Corporate expense	73,173	71,248
Preopening and start-up expenses	15,066	21,960
Property transactions, net	1,696	5,131
Depreciation and amortization	249,769	199,839

	2,250,701	1,908,434

Income from unconsolidated affiliates	39,703	14,702

Operating income	497,181	315,954

Non-operating income (expense):
Interest expense, net of amounts capitalized	(174,059)	(184,669)
Non-operating items from unconsolidated affiliates	(6,921)	(18,212)
Other, net	(817)	(565)

	(181,797)	(203,446)

Income before income taxes	315,384	112,508
Provision for income taxes	(62,375)	(21,310)

Net income	253,009	91,198
Less: Net income attributable to noncontrolling interests	(46,162)	(24,399)

Net income attributable to MGM Resorts International	$206,847	$66,799

Per share of common stock:
Basic:
Net income attributable to MGM Resorts International	$0.36	$0.12

Weighted average shares outstanding	574,403	565,056

Diluted:
Net income attributable to MGM Resorts International	$0.36	$0.12

Weighted average shares outstanding	580,165	569,455

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,395,444	$1,446,581
Accounts receivable, net	493,765	542,924
Inventories	100,502	97,733
Prepaid expenses and other	183,007	142,349

Total current assets	2,172,718	2,229,587

Property and equipment, net	18,619,666	18,425,023

Other assets:
Investments in and advances to unconsolidated affiliates	1,252,432	1,220,443
Goodwill	1,814,028	1,817,119
Other intangible assets, net	4,033,756	4,087,706
Other long-term assets, net	410,492	393,423

Total other assets	7,510,708	7,518,691

	$28,303,092	$28,173,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$204,835	$250,477
Construction payable	214,861	270,361
Income taxes payable	77,348	10,654
Current portion of long-term debt	-	8,375
Accrued interest on long-term debt	112,096	159,028
Other accrued liabilities	1,515,624	1,594,526

Total current liabilities	2,124,764	2,293,421

Deferred income taxes, net	2,541,746	2,551,228
Long-term debt, net	13,099,190	12,979,220
Other long-term obligations	340,906	325,981
Redeemable noncontrolling interest	55,769	54,139
Stockholders’ equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 574,466,085 and 574,123,706 shares	5,745	5,741
Capital in excess of par value	5,674,057	5,653,575
Retained earnings	689,476	545,811
Accumulated other comprehensive income	7,217	15,053

Total MGM Resorts International stockholders’ equity	6,376,495	6,220,180
Noncontrolling interests	3,764,222	3,749,132

Total stockholders’ equity	10,140,717	9,969,312

	$28,303,092	$28,173,301

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Bellagio	$341,254	$329,739
MGM Grand Las Vegas	267,526	268,454
Mandalay Bay	253,033	230,181
The Mirage	172,331	144,595
Luxor	101,627	92,872
New York-New York	89,939	81,371
Excalibur	78,980	74,288
Monte Carlo	72,533	69,720
Circus Circus Las Vegas	58,721	56,957
MGM Grand Detroit	144,232	140,865
Beau Rivage	89,177	89,437
Gold Strike Tunica	42,822	40,744
Borgata	201,081	-
National Harbor	173,159	-

Domestic resorts	2,086,415	1,619,223

MGM China	502,374	469,029
Management and other operations	119,390	121,434

	$2,708,179	$2,209,686

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - ADJUSTED PROPERTY EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Bellagio	$129,107	$116,651
MGM Grand Las Vegas	73,650	80,894
Mandalay Bay	78,117	58,122
The Mirage	62,095	38,330
Luxor	32,804	25,391
New York-New York	33,912	30,903
Excalibur	28,798	23,877
Monte Carlo	22,454	21,300
Circus Circus Las Vegas	15,958	13,293
MGM Grand Detroit	44,604	40,042
Beau Rivage	20,487	22,799
Gold Strike Tunica	14,726	13,329
Borgata	58,923	-
National Harbor	32,140	-

Domestic resorts	647,775	484,931

MGM China	142,982	114,123
Unconsolidated resorts (1)	39,703	14,702
Management and other operations	10,916	4,115

	$841,376	$617,871

(1) Represents the Company’s share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended March 31, 2017

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$106,876	$-	$85	$22,146	$129,107
MGM Grand Las Vegas	55,822	7	233	17,588	73,650
Mandalay Bay	53,490	-	-	24,627	78,117
The Mirage	52,760	-	-	9,335	62,095
Luxor	23,083	-	(1)	9,722	32,804
New York-New York	24,600	(8)	129	9,191	33,912
Excalibur	24,541	-	55	4,202	28,798
Monte Carlo	8,817	610	31	12,996	22,454
Circus Circus Las Vegas	11,718	-	239	4,001	15,958
MGM Grand Detroit	38,825	-	-	5,779	44,604
Beau Rivage	14,450	-	-	6,037	20,487
Gold Strike Tunica	12,413	-	(28)	2,341	14,726
Borgata	38,884	35	804	19,200	58,923
National Harbor	10,608	74	-	21,458	32,140

Domestic resorts	476,887	718	1,547	168,623	647,775

MGM China	73,190	9,824	149	59,819	142,982
Unconsolidated resorts (1)	39,703	-	-	-	39,703
Management and other operations	9,114	-	-	1,802	10,916

	598,894	10,542	1,696	230,244	841,376

Stock compensation	(13,363)	-	-	-	(13,363)
Corporate	(88,350)	4,524	-	19,525	(64,301)

	$497,181	$15,066	$1,696	$249,769	$763,712

Three Months Ended March 31, 2016
	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$94,168	$-	$1	$22,482	$116,651
MGM Grand Las Vegas	62,262	-	763	17,869	80,894
Mandalay Bay	34,855	14	874	22,379	58,122
The Mirage	27,994	-	-	10,336	38,330
Luxor	15,885	-	287	9,219	25,391
New York-New York	25,487	-	3	5,413	30,903
Excalibur	16,969	-	2,766	4,142	23,877
Monte Carlo	16,777	-	91	4,432	21,300
Circus Circus Las Vegas	9,089	-	134	4,070	13,293
MGM Grand Detroit	34,031	-	-	6,011	40,042
Beau Rivage	16,190	-	10	6,599	22,799
Gold Strike Tunica	10,831	-	97	2,401	13,329

Domestic resorts	364,538	14	5,026	115,353	484,931

MGM China	47,452	5,908	(10)	60,773	114,123
Unconsolidated resorts (1)	12,420	2,282	-	-	14,702
Management and other operations	1,064	1,150	-	1,901	4,115

	425,474	9,354	5,016	178,027	617,871

Stock compensation	(9,869)	-	-	-	(9,869)
Corporate	(99,651)	12,606	115	21,812	(65,118)

	$315,954	$21,960	$5,131	$199,839	$542,884

(1) Represents the Company’s share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Net income attributable to MGM Resorts International	$206,847	$66,799
Plus: Net income attributable to noncontrolling interests	46,162	24,399

Net income	253,009	91,198
Provision for income taxes	62,375	21,310

Income before income taxes	315,384	112,508

Non-operating (income) expense:
Interest expense, net of amounts capitalized	174,059	184,669
Other, net	7,738	18,777

	181,797	203,446

Operating income	497,181	315,954
Preopening and start-up expenses	15,066	21,960
Property transactions, net	1,696	5,131
Depreciation and amortization	249,769	199,839

Adjusted EBITDA	$763,712	$542,884

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF DOMESTIC RESORTS ADJUSTED PROPERTY EBITDA TO DOMESTIC RESORTS SAME-STORE

ADJUSTED PROPERTY EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Domestic resorts Adjusted Property EBITDA	$647,775	$484,931
Adjusted Property EBITDA related to Borgata	(58,923)	-
Adjusted Property EBITDA related to National Harbor	(32,140)	-

Domestic resorts same-store Adjusted Property EBITDA	$556,712	$484,931

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - HOTEL STATISTICS - LAS VEGAS STRIP

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Bellagio
Occupancy %	93.0%	91.5%
Average daily rate (ADR)	$294	$281
Revenue per available room (REVPAR)	$274	$257

MGM Grand Las Vegas
Occupancy %	91.2%	90.9%
ADR	$201	$186
REVPAR	$184	$169

Mandalay Bay
Occupancy %	91.0%	90.4%
ADR	$238	$223
REVPAR	$217	$201

The Mirage
Occupancy %	91.9%	92.8%
ADR	$193	$180
REVPAR	$178	$167

Luxor
Occupancy %	93.2%	94.1%
ADR	$127	$110
REVPAR	$118	$104

New York-New York
Occupancy %	95.4%	96.8%
ADR	$155	$144
REVPAR	$148	$140

Excalibur
Occupancy %	90.4%	91.6%
ADR	$110	$96
REVPAR	$99	$88

Monte Carlo
Occupancy %	95.5%	96.0%
ADR	$133	$126
REVPAR	$127	$121

Circus Circus Las Vegas
Occupancy %	80.5%	78.9%
ADR	$90	$79
REVPAR	$73	$62

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Aria	$274,883	$254,725
Vdara	32,256	29,788
Mandarin Oriental	18,453	17,028

	$325,592	$301,541

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Net income (loss)	$44,437	$(59,726)
Less: Income from discontinued operations	-	11,557

Income (loss) from continuing operations	44,437	(48,169)

Non-operating (income) expense:
Interest expense, net of amounts capitalized	12,760	17,444
Other, net	(618)	3,582

	12,142	21,026

Operating income (loss)	56,579	(27,143)
Property transactions, net	(410)	(1,438)
Depreciation and amortization	55,135	119,596

Adjusted EBITDA	$111,304	$91,015

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Aria
Occupancy %	91.4%	90.4%
ADR	$275	$255
REVPAR	$251	$230

Vdara
Occupancy %	90.1%	89.7%
ADR	$224	$209
REVPAR	$202	$188

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended March 31, 2017

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$54,114	$-	$(411)	$45,119	$98,822
Vdara	3,894	-	1	6,928	10,823
Mandarin Oriental	(392)	-	-	3,088	2,696

Resort operations	57,616	-	(410)	55,135	112,341
General and administrative	(1,037)	-	-	-	(1,037)

	$56,579	$-	$(410)	$55,135	$111,304

Three Months Ended March 31, 2016

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$(28,327)	$-	$109	$109,561	$81,343
Vdara	2,263	-	(336)	6,936	8,863
Mandarin Oriental	(1,238)	-	-	3,099	1,861

Resort operations	(27,302)	-	(227)	119,596	92,067
General and administrative	159	-	(1,211)	-	(1,052)

	$(27,143)	$-	$(1,438)	$119,596	$91,015